EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                        THE SINGING MACHINE COMPANY, INC.

         THE SINGING MACHINE COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does certify:

         FIRST: that pursuant to the Company's Annual Meeting on September 6, 2000, and approval by a majority vote of the majority of the shareholders of said corporation, the Board is authorized to amend Article Four to the Articles of Incorporation of the Company to fix the aggregate number of shares of Capital Stock that the Company shall have authority to issue at Twenty Million (20,000,000) shares, as follows:

         RESOLVED, that the Certificate of Incorporation of The Singing Machine Company, Inc. be amended by deleting the first paragraph of Article Four to the Articles of Incorporation of the Company and to insert the following in its place and stead:

                  "The aggregate number of shares of all classes of capital stock that this Company shall have authority to issue is Twenty Million (20,000,000) shares, consisting of Eighteen Million Nine hundred Thousand (18,900,000) shares of Common Stock, par value $.01 per share (the "Common Stock"); and (ii) One Hundred Thousand (100,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"); and One Million (1,000,000) shares of Preferred Stock, par value $1.00 per (the "Preferred Stock").

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         SECOND: that the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, The Singing Machine Company, Inc. has caused this Certificate to be signed by John Klecha, its Secretary, this 6th day of September, 2000.


                                          THE SINGING MACHINE COMPANY, INC.


                                          By  /s/ John Klecha
                                              -----------------------
                                              John Klecha, Secretary


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